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                                                                    EXHIBIT 4(b)


                                    Form of
                                OPTION AGREEMENT


                                                            [Date _________]


TO:  [Optionholder]



                 Re:  [Incentive] [Non-Qualified] Stock Option
                             1994 Stock Option Plan


     This letter will evidence the grant to you on _________ ("Grant Date") by the Stock Option Committee of the Board of Directors of WMS Industries Inc. (the "Company") of an option pursuant to the Company's 1994 Stock Option Plan (the "Plan") to purchase __________________ (______) shares of the Common Stock, par value $.50 per share ("Common Stock"), of the Company at a price of $_____ per share (the "Option"). Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as [an incentive]
[a non-qualified] stock option.

     This Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Agreement and of the Plan as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Plan, all of which are incorporated by reference in this Option Agreement as if fully set forth herein.

     In consideration of the granting of this Option by the Company, you hereby agree to render faithful and efficient services to the Company or to the subsidiary of the Company which is your primary "Employer," with such duties and responsibilities as your Employer shall from time to time prescribe, for a period of at least one (1) year from the date this Option is granted and you further agree that for a period of one (1) year after your termination of employment, you will not own, manage, control or associate with -- as an agent, officer, employee, investor, lender, or otherwise -- any business entity in the United States which is a "Competitor" of your Employer. The terms "Employer" and "Competitor" are defined on Exhibit A. You hereby specifically agree that the scope of the above covenant is reasonable and fair. Should, however, a Court of competent jurisdiction deem it to be impermissibly overbroad, it is the intention of the parties to this Agreement that the covenant be enforced as to the greatest extent deemed to be enforceable. Further, you hereby agree that during your employment and thereafter, you will not disclose, discuss, copy or otherwise use or allow to be used, in any manner, in competition with or contrary to the interests of the Company or any of its subsidiaries, the customer lists, product research, engineering data or other trade secrets of the Company or any of its subsidiaries. Nothing in this Option Agreement or in the Plan shall confer upon you any right to continue in the employ of the Company or any subsidiary of the Company or shall interfere with or restrict in any way the rights of the Company and its subsidiaries, which are hereby expressly reserved.

     The Company shall not be obligated to issue any shares pursuant to this Option if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

     It is understood that the Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of this Option. By the execution hereof, you hereby agree to pay to the Company or your Employer all such amounts requested by the Company to permit the Company to take any tax deduction available to it resulting from the exercise of this Option. You also agree to comply with any procedures established, from time to time, by the Company to ensure that the Company receives prompt advice concerning the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.


     This Option may be exercised [in its entirety][in the following percentages] on the following [date] [dates] [______]. This Option, to the extent not previously exercised, shall expire on the day preceding the tenth anniversary of the Grant Date.



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     This Option is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit B, together with payment as provided in the Plan.

     Would you kindly evidence your acceptance of this Option and your agreement to comply with the provisions of this Option Agreement and of the Plan by executing the enclosed copy of this Option Agreement under the words "ACCEPTED AND AGREED TO" and returning a copy to Barbara M. Norman, Vice President and Secretary of the Company.

                               Very truly yours,

                              WMS INDUSTRIES INC.



                             By:___________________


ACCEPTED AND AGREED TO
this______ day of______.




                                   EXHIBIT A


IF YOUR "EMPLOYER" IS:                  A "COMPETITOR" IS AN ENTITY ENGAGED IN:

Williams Electronics Games, Inc.        The design, manufacture or sale of
Midway Manufacturing Company            coin-operated pinball, novelty and
(Bally Pinball)                         redemption games
Fun House Games Inc.
Lenc-Smith Inc.
WMS Games Parts & Service Inc.

Midway Manufacturing Company            The design, manufacture or sale of
(Video Coin-Op)                         coin-operated video games or product
Williams Innovative Technologies Inc.   for home video game systems
Lenc-Smith Inc.
WMS Games Parts & Service Inc.
Williams Entertainment Inc.
Atari Games Corporation


WMS Gaming Inc.                         The design, manufacture or sale of
                                        gaming equipment

Williams Hospitality Group              The ownership or operation of hotels and
Inc.                                    casinos in Puerto Rico

WMS Industries Inc.                     Any or all of the foregoing operations







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                                   EXHIBIT B

                                                 Dated:___________

Vice President and Secretary
WMS INDUSTRIES INC.
3401 North California Avenue
Chicago, IL 60618

Gentlemen:

     Notice is hereby given of my election to purchase________shares of Common Stock, par value $.50 per share (the "Common Stock"), of WMS Industries Inc. (the "Company") at a price of $_____ per share pursuant to the provisions of the stock option ("Option") granted to me on___________ under the terms of the 1994 Stock Option Plan.

     Enclosed is my check made payable to WMS Industries Inc. in the amount of $_______________in payment of the exercise price of the Option and my check in the amount of $_____________made payable to the subsidiary of the Company which is my employer (or to the Company as my employer) in payment of the tax due on exercise of the Option.

     The following information is supplied for use in issuing and registering the shares purchased hereby:

     Number of certificates:            _________________

     Denomination of
     each certificate:                  _________________

     Name:                              _________________

     Address:                           _________________

                                        _________________

     Social Security Number:            _________________


                               Very truly yours,



                               _____________________